Sunshine Financial, Inc. Completes Stock Conversion
and Raises $12.3 Million of New Capital

TALLAHASSEE, FL. – April 5, 2011—Sunshine Financial, Inc., the holding company for Sunshine Savings Bank, today announced that Sunshine Savings Bank has completed its conversion from the mutual holding company to the stock holding company form of ownership.  In connection with the conversion, Sunshine Financial issued 1,234,454 shares of common stock for an aggregate of $12,344,540 in total offering proceeds.  The common stock will begin trading on Wednesday, April 6, 2011 on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “SSNF.”

Sunshine Financial’s common stock was sold in subscription and community offerings at a price of $10.00 per share.  Keefe Bruyette & Woods, Inc. acted as selling agent for the offerings.

President and Chief Executive Officer Louis O. Davis, Jr. stated, “We are very pleased with the successful completion of our conversion. We appreciate the efforts of those involved and look forward to continuing our service to our customers, community and new shareholders as a public company.”

Silver, Freedman & Taff, L.L.P. served as legal counsel to Sunshine Financial, Inc. and Malizia Spidi & Fisch, PC served as legal counsel to Keefe Bruyette & Woods, Inc.

This press release contains certain forward-looking statements about the conversion. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond our control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including the receipt of final regulatory approval.  Sunshine Financial, Inc.’s prospectus, dated February 11, 2011, describes some of these factors.  Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

CONTACT:
Sunshine Financial, Inc.
Louis O. Davis, Jr., President and Chief Executive Officer
850-219-7200